Exhibit 10.8
Date: 17 March, 2011

To:	Crown Century Holdings Limited
Unit 4303, 43/F., Metroplaza Tower 2, 223 Hing Fong Road
Kwai Chung
New Territories

Hong Kong
US$14,000,000 TERM LOAN FACILITY AGREEMENT
     This is to confirm the agreement between Crown Century Holdings Limited and Bangkok Bank Public Company Limited, Hong Kong Branch for the establishment of a term loan facility (the “Facility”) under the following terms and conditions.

1:	Borrower	:	Crown Century Holdings Limited

2:	Guarantor	:	Asia Pacific Wire & Cable Corporation Limited

2:	Bank	:	Bangkok Bank Public Company Limited, Hong Kong Branch

3:	Interpretation	:	The provisions of Schedule 1 shall apply to the construction and interpretation of this Agreement (including the Schedules),

4:	Amount	:	Up to US$14,000,000, comprising of :

(a) Tranche A: up to US$9,000,000 (“Tranche A”); and

(b) Tranche B: up to US$5,000,000 (“Tranche B”; Tranche A and Tranche B, each a “Tranche”).

5:	Purpose	:	The Borrower shall apply all amounts borrowed by it under Tranche A towards:

(i)     funding a loan by the Borrower to Ningbo to finance the construction cost of the new workshops of Ningbo and purchasing the machinery and equipment of Ningbo for a sum of up to US$5,000,000 (“Tranche A Specific”); and

(ii) financing the Borrower’s general working capital requirements for up to US$4,000,000 (“Tranche A General”).

The Borrower shall apply all amounts borrowed by it under Tranche B towards:

(i)     funding a loan by the Borrower to Ningbo to finance the construction cost of the new workshops of Ningbo and purchasing the machinery and equipment of Ningbo for a sum of up to US$2,500,000 (“Tranche B Specific”); and

(ii) financing the Borrower’s general working capital requirements for up to US$2,500,000 (“Tranche B General”).

The Bank shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

6:	Conditions Precedent and Subsequent	:	(a) Subject to the provisions of this Agreement, availability of the Facility is conditional upon completion and delivery of the documentation, items and evidence described in Part 1, Schedule 2 all in a form acceptable to the Bank (acting reasonably) three Business Days prior to the first Advance Date;

(b) Subject to the provisions of this Agreement, the documentation, items and evidence described in Part 2, Schedule 2 shall be delivered to the Bank within the time periods stipulated therein in respect of relevant documentation, items and evidence and all in a form acceptable to the Bank (acting reasonably).

7:	Availability	:	Subject to the provisions of this Agreement, the Bank will make the Facility available to the Borrower during the Availability Period if:

(a) not later than 11:00 a.m. on the third Business Day before each Advance Date, the Bank has received from the Borrower a Notice of Drawing for an Advance the amount of which shall not be more than the amount of the Facility and which shall be a minimum of US$500,000 or a multiple of US$500,000;

(b) no Event of Default and no Potential Event of Default has occurred and is continuing;

(c) no material disruption to any payment or communications systems or financial markets which systems or markets are required to operate for the transactions under this Agreement to be carried out and no other material disruption to the treasury or payment operations of the Bank preventing the Bank from performing its payment obligations under this Agreement, in any such case, outside of the control of any party to this Agreement, has occurred; and

(d) in relation to Tranche A Specific Advances and Tranche B Specific Advances only, the Bank has received together with the relevant Notice of Drawing and, in its discretion, found satisfactory, copies of invoices issued to Ningbo (certified by a director of Ningbo) for the purchase of machinery and equipment and in respect of construction costs, being the machinery, equipment and construction costs proposed to be financed by the relevant Advance.

A valid Notice of Drawing, once given shall be irrevocable and shall oblige the Borrower to borrow the relevant Advance.

8:	Repayment	:	(a) Subject to the terms of this Agreement, the Borrower shall repay the amount of the Loan drawn under each Tranche by sixteen (16) consecutive equal quarterly instalments, with the first instalment in respect of each such amount of the Loan due and to be paid on the day falling 18 months after the first Advance Date in respect of the relevant Tranche and subsequent repayment instalments falling due on the last day of each successive quarterly period thereafter.

(b) Subject to the terms of this Agreement, the Borrower shall pay all outstanding Liabilities to the Bank on the Final Maturity Date.

9:	Prepayment	:	Subject to Clauses 17 and 18, the Borrower may, if it gives the Bank not less than 30 Business Day’s prior written notice, prepay the Loan or any part thereof, on the last day of any Interest Period.

10:	Interest Rate	:	The rate per annum representing the aggregate of the Margin and SIBOR.

11:	Interest Periods	:	(a) Interest is calculated and payable on the Loan by reference to Interest Periods.

(b) The Borrower may select an Interest Period for an Advance in the Notice of Drawing of one, two or three months, and:

(i) the first Interest Period for the Loan shall start on the first Advance Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period;

(ii) if any Interest Period ends on a non-Business Day, its duration shall be adjusted so as to end on the next Business Day in the same calendar month or, if none, on the immediately preceding Business Day;

(iii) any Interest Period which begins either on the last Business Day in a month or for which there is no numerically corresponding day in the calendar month in which such Interest Period is due to end shall, subject to this Sub-clause, end on the last Business Day of such later month; and

(iv) no Interest Period shall extend beyond the Final Maturity Date or a day on which a repayment instalment falls due under Clause 8(a).

(c) The first Interest Periods in respect of the second and all subsequent Advances shall commence on their respective Advance Dates and end on the last day of the then current Interest Period in respect of the balance of the Loan whereupon the first and subsequent Advances shall be consolidated into, and treated as, a single Advance. The Borrower may select an Interest Period of one, two or three months in respect of such consolidated Advances provided that the Bank has received notice of the Borrower’s selection three Business Days before the first day of the proposed Interest Period.

(d) If the Borrower fails to select an Interest Period in a Notice of Drawing or in accordance with Clause 11(c) (as the case may be), the relevant Interest Period shall be three months.

12:	Interest Calculation	:	Interest will accrue on the Loan from day to day and will be calculated by reference to the number of days elapsed and a 360 day year.

13:	Interest Payment	:	Interest accrued on the Loan during an Interest Period will be paid in arrears on the final day of that Interest Period.

14:	Default Interest	:	If the Borrower fails to pay principal, interest or other amounts on their due date, interest will accrue and be payable by the Borrower on the overdue amount from the due date until payment in full (both before and after judgment) at the per annum rate certified by the Bank to be 2% above the aggregate of the Margin and SIBOR. Interest accrued on any overdue amount will be paid on demand and, if payment is not made when required, or is not required shall be compounded at the end of each successive funding period considered appropriate by the Bank (acting reasonably) by being added to the overdue amount and shall bear interest calculated at the same rate and on the same basis.

15:	Payments	:	(a) All payments by the Borrower are to be made in accordance with the Bank’s directions in US Dollars by not later than 10:00 a.m. (New York time) by credit to the Bank’s account at Bank of New York Mellon, New York (SWIFT Address: IRVTUS3N)] for the account of Bangkok Bank Public Company Limited, Hong Kong Branch, CHIPS UID 036600 (SWIFT Address: BKKBHKHH) Account Number 8900621125 or such other account as the Bank may designate, in immediately available funds without set-off or counterclaim and free and clear and without any deduction or withholding for any taxes, duties or any other charges whatsoever.

(b) If the Borrower is for any reason obliged to make any deduction or withholding for taxes, duties or other charges from any payment, it will pay such additional amounts to the Bank as will ensure that the Bank receives the amount it would have received but for such deduction or withholding.

(c) Any payment to be made by the Borrower or which is otherwise due on a non-Business Day shall instead be due on the next Business Day in the same calendar month and, if none, on the immediately preceding Business Day.

16:	Ningbo’s Liabilities	:	The Borrower shall procure that any payment in respect of Ningbo’s Liabilities shall be paid to the Bank directly or, if received by the Borrower, shall, as soon as practicable, be paid over to (and pending such payment shall be held on trust for) the Bank. Any such payment may be applied, at the discretion of the Bank, in or towards discharging the Liabilities in such order as it may see fit or be paid into a suspense account in accordance with Clause 20(c).

17:	Force Majeure	:	If any change in applicable law shall (i) increase the cost to the Bank of maintaining the Facility or of maintaining or funding the Loan, (ii) reduce the amount of any payment received or receivable by the Bank under this Agreement, (iii) oblige the Bank to make a payment in respect of the amount of any sum received or receivable by it under this Agreement, (iv) cause the Bank to forgo any interest or other sum received or receivable by it or (v) render the Bank otherwise unable to obtain the rate of return on its overall capital which it would otherwise have been able to achieve but for its entering into this Agreement, then the Bank shall notify the Borrower and the Borrower shall indemnify the Bank against that increased cost, reduction, payment or forgone interest or other sum on demand. The Borrower shall have the right to prepay the Loan in full on the last day of any Interest Period thereafter by giving not less than 7 Business Days prior written notice to the Bank and provided it shall also pay all other Liabilities then outstanding at the time it prepays the Loan

18:	Costs, Fees and Expenses	:	(a) Whether or not any monies are advanced to the Borrower pursuant to this Agreement, the Borrower shall pay to the Bank on demand by the Bank all reasonable costs and expenses (including legal and other professional advisers’ fees on a full indemnity basis, travel, communications, publicity and other expenses and charges) incurred by the Bank in connection with the preparation, negotiation and entry into of the Loan Documents or in perfecting, preserving or protecting any rights under the Loan Documents or in exercising or enforcing or attempting to exercise or enforce any rights under the Loan Documents.

(b) Whether or not any monies are advanced to the Borrower pursuant to this Agreement, the Borrower shall pay to the Bank, within 2 days of the date of this Agreement, a management fee equal to 0.5% flat of the Facility.

(c) The Borrower shall pay to the Bank a commitment fee of 0.5% per annum calculated on the daily undrawn balance of each Tranche during the Availability Period for each such Tranche. The accrued commitment fee shall be paid quarterly.

(d) The Borrower shall, within three Business Days of demand by the Bank, pay to the Bank its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum. The Bank shall, as soon as reasonably practicable after a demand by the Bank, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19:	Representations and
	Undertakings	:	By signing this Agreement the Borrower shall be deemed to:

(a) make representations to and in favour of the Bank in the terms contained in Schedule 3; and

(b) undertake to and in favour of the Bank in the terms set out in Schedule 4.

20:	Default	:	(a) Notwithstanding any other provision of this Agreement, if any Event of Default shall occur and be continuing the Bank shall be entitled at any time thereafter in its absolute discretion to review, revise and/or cancel the Facility and/or to demand immediate repayment and/or cash collateralization of the Liabilities (whereupon the Facility shall be so reviewed, revised or cancelled and/or the Liabilities shall be immediately repayable and/or such cash collateral shall be so provided).

(b) All monies received by the Bank at any time after the Bank has exercised its rights under Clause 20(a) shall be applied, subject to any prior ranking claims and to Clause 20(c).

first : in or towards discharging all costs and expenses incurred by the Bank in perfecting, preserving, enforcing or attempting to so perfect, preserve or enforce its rights under the Loan Documents;

secondly : in or towards discharging all unpaid Liabilities in such order and manner as the Bank may prescribe;

thirdly : subject to the rights of third parties of which the Bank has actual notice, any balance in payment to the Borrower or whoever else is entitled thereto.

(c) All monies recovered by the Bank under any of the Loan Documents may be placed in and kept to the credit of a suspense account for so long as the Bank shall think fit without any immediate obligation to apply the same or any part thereof in or towards the discharge of the Liabilities for the purpose of preserving its right to prove for the whole of its claims against any Obligor.

21:	Indemnities	:	The Borrower shall on demand indemnify the Bank against any funding or other cost, loss or liability (including loss of margin on interest) sustained or incurred by it as a result of:

(a) any Advance not being made following issue of any Notice of Drawing; or

(b) the making of a demand under Clause 20; or

(c) the receipt by the Bank of all or any part of a repayment of the Loan otherwise than on the last day of an Interest Period.

22:	Set-off	:	The Borrower authorises the Bank to apply any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at any office in the world of the Bank (and to set off any liabilities of the Bank to the Borrower), in or towards satisfaction of any sum then due to the Bank under this Agreement and unpaid. For that purpose, the Bank is authorised to use all or any part of any such credit balance or liabilities to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this

Clause, which shall be without prejudice to and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise). The Bank will notify the Borrower as soon as practicable after any exercise of its above rights, as the case may be.

23:	Assignment	:	(a) The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

(b) The Bank may at any time transfer by assignment, novation or sub-participation to any one or more banks or other financial institutions all or any part of its rights and/or of its obligations under this Agreement or change its lending office provided that the Borrower shall not be obliged to make any additional payment under Clause 15 as a result thereof.

(c) The Bank may disclose to any person proposing to enter into contractual arrangements with it in relation to any or all of the Loan Documents such information about the Borrower and this transaction as it may think fit. The Borrower shall promptly on request supply such documentation and other evidence as may be reasonably requested by the Bank to enable the Bank to carry out and be satisfied it has complied with all “know your customer” or other similar checks necessary under applicable laws, regulations and guidelines.

(d) The Bank may disclose details of its account relationship with the Borrower (including credit balances and any security given for the Facility) to all or any of the following persons (whether in or outside Hong Kong):

(i) the Bank’s parent company and any of its offices, branches, related companies or associates;

(ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank’s rights in relation to the Borrower’s accounts;

(iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business;

(iv) any financial institution with which the Borrower has or proposes to have dealings to enable credit checks to be conducted on the Borrower; and

(v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law (whether in Hong Kong, Thailand, the United States of America, Taiwan or elsewhere) binding on the Bank or any of its branches.

24:	Miscellaneous	:	(a) Time shall be of the essence of this Agreement, but no failure or delay on the part of the Bank to exercise or enforce any right or remedy will operate as a waiver thereof, nor will any single or partial or defective exercise of any right or remedy preclude any other exercise or enforcement thereof or the exercise of any other right or remedy. The rights and remedies in this Agreement are cumulative, may be exercised as often as the Bank considers appropriate and are not exclusive of any rights or remedies provided by law.

(b) The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

25:	Communications	:	(a) Every communication shall be in writing and may be made by facsimile unless otherwise stated. Each communication shall be sent to the relevant party, marked for the attention of the person or office holder at the facsimile number or address designated in writing by that party to the other of them.

(b) The initial facsimile number and address of the Borrower and the Bank are as follows :

			Borrower:	Crown Century Holdings Limited

Unit 4303, 43/F.,
Metroplaza Tower 2
223 Hing Fong Road
Kwai Chung
New Territories
Hong Kong

			Fax:	(852) 2489 0769

			Designated Officer:	Mr. Carson Tien

			Bank:	Bangkok Bank Public Company
Limited, Hong Kong Branch
28 Des Voeux Road
Central
Hong Kong

			Fax:	(852) 2810 5679

Should there be a change of address to which notices must be sent, the Borrower must promptly inform the Bank. Such changes shall not be effective until duly entered in the Bank’s records.

(c) Any communication from the Borrower shall be irrevocable and ineffective until actually received. Any other communication shall be deemed to have been received (i) in the case of a facsimile, when despatched; (ii) in the case of a communication delivered by hand, when left at the relevant party’s designated address; and (iii) in the case of a communication sent postage prepaid, in a duly addressed envelope, two Business Days after posting for inland mail and five Business Days after posting for overseas mail, return of the communication through the post notwithstanding.

(d) All communications shall be in the English language.

26: Law	:	(a) This Agreement and the Facility shall be governed by Hong Kong law.

(b) The Borrower hereby submits to the non-exclusive jurisdiction of the Hong Kong Courts.

27: Process Agent	:	The Borrower hereby confirms its irrevocable acceptance of its appointment as process agent by the Guarantor under Clause 25 of the Guarantee and undertakes to notify the Bank forthwith if it shall at any time and for any reason cease to be able to act as such process agents.
Please indicate your agreement to, and acceptance of, all the terms and conditions contained in this letter by countersigning the enclosed duplicates.
for and on behalf of
Bangkok Bank Public Company Limited, Hong Kong Branch

[ILLEGIBLE] Authorized Signatory
The Borrower
We note, and agree to, all the terms of this Agreement.
Signed for and on behalf of
Crown Century Holdings Limited
by

/s/ Yuan Chun Tang Name: Yuan Chun Tang	/s/ Tien Yung Chow Tien Yung Chow
Title: Director	Director

Schedule 1
Interpretation (Clause 3)
Section (1)
In this Agreement and the Schedules hereto, unless the context otherwise requires:
“Advance” means a drawing of principal under the Facility;
“Advance Date” means the Business Day on which an Advance is made, or, as the context requires, on which it is proposed an Advance be made, available to the Borrower;
“Availability Period” means (i) in relation to Tranche A, the period from and including the date of this Agreement to and including the day falling 3 months thereafter; and (ii) in relation to Tranche B, the period from and including the first Advance Date in respect of Tranche A Advances to and including the day falling 12 months thereafter;
“this Agreement” means the Agreement constituted by this letter;
“Break Costs” means the amount (if any) by which:
(a)	the interest which the Bank should have received for the period from the date of receipt of all or any part of the Loan or any Unpaid Sum to the last day of the current Interest Period in respect of the Loan or such Unpaid Sum, had the Loan or Unpaid Sum (or relevant part thereof) received been paid on the last day of that Interest Period, exceeds:
(b)	the amount which the Bank would be able to obtain by placing an amount equal to the Loan or Unpaid Sum (or relevant part thereof) received by it on deposit with a leading bank in the Hong Kong interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
“Business Day” means a day (other than a Saturday) on which commercial banks are open for business in Singapore and Hong Kong and, where a payment is to be made in US Dollars, New York City;
“Consolidated Net Worth” means the aggregate of:
(a)	the amount for the time being paid up or credited as paid up on the issued share capital of the Borrower; and

(b)	the amounts for the time being standing to the credit of the consolidated capital and revenue reserves, and other reserves of the Borrower and its Subsidiaries including any share premium account, capital redemption reserve fund and profit and loss account;
all as shown in the then latest audited or (as the case my be) unaudited consolidated balance sheets of the Borrower and its Subsidiaries, but after:
(i)	deducting therefrom any amount distributed or proposed to be distributed to persons other than the Borrower and its Subsidiaries out of profits accrued on or before the date of, and not provided for in, the said audited consolidated balance sheet;

(ii)	deducting therefrom (if included) any amount included in such consolidation attributable to minority interests;

“Consolidated Tangible Net Worth” means, as at any date of determination, the Consolidated Net Worth minus the aggregate amount of goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, organizational and developmental expenses, covenants not to compete and other intangible assets of the Borrower and its Subsidiaries on a consolidated basis, in each case as determined in accordance with GAAP applied on a consistent basis;
“Consolidated Total Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that should be reflected in a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP applied on a consistent basis;
“CTW” means Charoong Thai Wire and Cable Public Co., Ltd., a company incorporated in Thailand and listed on the Stock Exchange of Thailand;
“Deed of Undertaking” means a deed of undertaking to be executed by Ningbo in favour of the Bank under which Ningbo shall agree, inter alia, not to create any encumbrance over its assets as long as any Liabilities remain unpaid, in a form acceptable in all respects to the Bank;
“Event of Default” means any of the events or circumstances set out in Schedule 5;
“Facility” means Tranche A or Tranche B or the entire term loan facility of up to US$14,000,000 as extended by the Bank to the Borrower under this Agreement;
“Final Maturity Date”, in respect of a Tranche, means the day falling 66 months after the first Advance Date in respect of an Advance under that Tranche;
“GAAP” means generally accepted accounting principles and practices in Hong Kong;
“General Letter of Hypothecation” means the General Letter of Hypothecation dated on or around the date of this Agreement and entered into between the Borrower and the Bank;
“Group” means the Borrower and its subsidiaries and shall include any subsidiaries not incorporated in Hong Kong, from time to time;
“Guarantee” means the guarantee to be executed by the Guarantor in favour of the Bank in a form acceptable in all respects to the Bank;
“Guarantor” means Asia Pacific Wire & Cable Corporation Limited, a company incorporated in Bermuda and traded on the Over-The-Counter Bulletin Board of New York, the United States of America;
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Ing-Chiang Township” means
“Interest Period” means a period determined under Clause 11(b) as the period for the calculation of interest in relation to the Loan or, if the context requires, an Advance or a funding period determined under Clause 14;
“Liabilities” means the total from time to time of all principal, interest, fees and other amounts outstanding under the Loan Documents (whether actual or contingent);
“Loan” means the aggregate principal amount advanced by the Bank under the Facility (including all Advances) or, as the context requires, the outstanding balance thereof;
“Loan Documents” means this Agreement, the Guarantee, the Share Pledge, the Deed of Undertaking and the Trade Finance Documents and includes any documents ancillary or supplemental thereto and any other securities, guarantees, indemnities, instruments or documents which may now or later be executed in support of or as security for the Liabilities, and any reference to a Loan Document in relation to any person shall be to a Loan Document to which that person is, or will upon execution of the same be, a party;
“Margin” means 2.5% per annum;
“Notice of Drawing” means a request for an Advance in the form of Schedule 6;
“Ningbo” means Ningbo Pacific Cable Ltd., a company incorporated in the PRC;
“Ningbo’s Liabilities” means the total from time to time of all indebtedness owed by Ningbo to the Borrower (whether actual or contingent);
“Obligors” means the parties to the Loan Documents from time to time other than the Bank and “Obligor” means any of them;
“Permitted Disposals” means any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the Borrower;

(b)	of the Borrower’s shares in Shanghai Yayang; or

(c)	of Ningbo’s Liabilities, by means of payment of the same by Ningbo, either in accordance with Clause 16 or by issuing new shares or equity interests in Ningbo to the Borrower, on or after the fulfilment of all the conditions subsequent in Part 2, Schedule 2;
“Permitted Encumbrance” means
(a)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any encumbrance over or affecting any asset acquired by the Borrower after the date of this Agreement if:
(i)	that encumbrance was not created in contemplation of the acquisition of that asset by the Borrower; and

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Borrower;
“PEWC (THAI)” means PEWC (Thailand) Co., Ltd., a company incorporated in Thailand;
“Pledged Shares” means those shares in CTW which are the subject of the Share Pledge;
“Pledgors” means Singvale and PEWC (THAI), each a “Pledgor”;
“Potential Event of Default” means any event or circumstance which may become, with the giving of notice, expiry of any grace period, lapse of time, the making of a determination under the Loan Documents, or the occurrence of any other condition or thing or any combination thereof, an Event of Default;
“PRC” means the People’s Republic of China;
“PRC Holdings” means PRC (APWC) Holdings Ltd., a company incorporated in the British Virgin Islands and an indirect wholly-owned Subsidiary of the Guarantor;
“Security Value” means the aggregate at any time of (i) the closing price of a share of CTW on the Stock Exchange of Thailand multiplied by the number of Pledged Shares at the relevant time (converted into US Dollars at the rate of exchange between Thai Baht and US Dollars quoted on the Reuters Screen ASAP Page at or around the time on the day the closing price of CTW’s shares are taken for the purpose of Calculating this value) and (ii) the current value of any Alternative Security provided pursuant to paragraph 5 of Schedule 4, determined by means of valuation and/or reference to prevailing market prices for the relevant assets and (1) in the case of shares in a company listed on a stock exchange, by reference to the closing price of a share in that company on the stock exchange multiplied by the number of shares provided as security under this Agreement at the relevant time (if not denominated in US Dollars, converted into US Dollars at the relevant rate of exchange quoted on the Reuters Screen ASAP Page at or around the time on the day the closing price of the relevant company’s shares is taken for the purpose of calculating this value) and (2) in any other case, by reference to a valuation supplied by the Borrower or, if such valuation is not acceptable to the Bank (which shall have an absolute discretion in this regard) by reference to a valuation prepared by a professional valuer acceptable to the Bank appointed by (and at the cost of) the Borrower;
“Shanghai Yayang” means Shanghai Yayang Co., Ltd., a company incorporated in PRC;
“Share Pledge” means the share pledge agreement to be executed by the Pledgors in such form as shall be acceptable to the Bank and pursuant to which the Pledgors, inter alia, charges not fewer than 112,000,000 of its shares in CTW in favour of the Bank;
“SIBOR” means the annual rate of interest applicable for each Interest Period in respect of the Loan determined and conclusively, in the absence of manifest error, certified by the Bank to be the rate (rounded up, if necessary, to the next 1/16 per cent.) at which US Dollar deposits in amounts comparable to the principal amount to which such Interest Period relates are offered to the Bank for that Interest Period by prime banks in the Singapore inter-bank market at or about 11:00 a.m. 2 Business Days before the first day of that Interest Period;
“Sigma Cable” means Sigma Cable Company (Private) Limited, a company incorporated in Singapore;
“Singapore” means the Republic of Singapore;
“Singvale” means Singvale PTE LTD, a company incorporated in Singapore;
“Subsidiary” has the meaning ascribed to “subsidiary” in the Companies Ordinance (Cap. 32) of Hong Kong;
“Trade Finance Documents” means the Trade Financing General Agreement and the General Letter of Hypothecation, together with the facility letter dated 19th November, 2010 in relation to, inter alia, certain trade finance facilities provided by the Bank to the Borrower of up to US$8,000,000;
“Trade Financing General Agreement” means the Trade Financing General Agreement dated on or around the date of this Agreement and entered into between the Borrower and the Bank;
“US Dollars” and “US$” means the lawful currency of the United States of America;
“Thai Baht” means the lawful currency of Thailand;
“Thailand” means the Kingdom of Thailand; and
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.
Section (2)
Unless the context requires otherwise, any reference in this Agreement to :

an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking and any waiver or release (in each case, whether oral, written, implied or by operation of law);
“applicable law” means Hong Kong law and in the case of any corporation the law of (i) the jurisdiction in which it was incorporated and (ii) any jurisdiction in which it has established a place of business or is registered for the purpose of carrying on business;
the “assets” of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, rights and revenues (including any right to receive revenues);
a “communication” includes a notice, demand, consent, confirmation, certificate, approval and document delivered or to be delivered to any party under this letter;
a “consent” also includes an approval, authorization, exemption, filing, licence, order, permission, recording or registration (and references to “obtaining consents” shall be construed accordingly);
a “directive” includes any present or future directive, regulation, request, requirement, or credit restraint programme (in each case, having the force of law);
“encumbrance” means any mortgage, charge, pledge, lien, assignment by way of security, financial lease, deferred purchase, sale-and-repurchase or sale-and leaseback arrangement, hypothecation, retention of title by a vendor or other security interest given or arising, in respect of any assets, and any arrangement the effect of which is to prefer any creditor or any agreement for any of the same;
something having a “material adverse effect” on a person is a reference to its having a material adverse effect (a) on that person’s financial condition or business or operations or (b) on its ability to perform and comply with its obligations under the Loan Documents;
“materiality” in respect of any matter, thing or circumstance or to any matter, thing or circumstance being “material” is, subject as otherwise provided in this Schedule, to that matter, thing or circumstance being considered by the Bank (acting reasonably) of significance or having or being likely to have in the opinion of the Bank (acting reasonably) a material consequence or effect in the context of the relevant situation;
any matter, warranty or obligation being correct, performed or satisfied in “any material respect” or “in all material respects” is to that matter, warranty or obligation being substantially correct, performed or satisfied to the extent that in the opinion of the Bank there has been no inaccuracy or omission which, in the relevant circumstances, is of significance or has or may have any effect or consequence;
“including”, “includes” and any similar expression shall be deemed to mean “including without limitation” or “includes without limitation”;
a “month” means a period commencing on a day in a calendar month and ending on the corresponding day in the next calendar month or, if there is none, ending on the last day of the next calendar month;
a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having a separate legal personality) and references to any of the same shall include a reference to the others;
“tax(es)” includes any present or future tax, levy, impost, duty, charge or fee, (or any deduction or withholding on account of any of the foregoing) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed;

any law, directive or agreement shall be to the same as from time to time re-enacted, amended or modified (as the case may be);
any Loan Document or other document or any provision of any Loan Document or such other document shall be construed as references to that Loan Document, that other document or that provision as amended, modified or supplemented from time to time;
any party to the Loan Documents or any other agreement shall be to it and its permitted successors, assigns and personal representatives;
any collective definition shall be to the persons or things comprising it as a whole or to any one or more of them or to any part of the relevant thing or matter;
references to Clauses are to clauses in this Agreement, unless otherwise specified;

references to Sub-clauses are to sub-clauses in the clause in which the reference appears;
time is to Hong Kong time unless otherwise stated; and
words denoting the singular shall include the plural and vice versa and any use of the neuter gender shall also be deemed to be a reference to the masculine and feminine genders and each of them.

Schedule 2
Part 1
Conditions Precedent to Availability (Clause 6(a))
(1)	Copies, certified as true, complete and up-to-date by the Secretary or a Director of each of the Obligors, of:
(i) its certificate of incorporation and memorandum and articles of association (or equivalent constitutional documents);
(ii) a list of its directors and shareholders; and
(iii) resolutions of its board of directors, and, if so required by the Bank or its legal counsel, its shareholders, approving the terms of the Loan Documents and authorising a person or persons to execute the same and any other notices or documents required in connection herewith, and the specimen signature(s) of such person(s).
(2)	The Share Pledge duly executed by the Pledgors together with copies or originals of all notices, consents, acknowledgements and other documents to be received, given or exchanged pursuant to the Share Pledge.

(3)	Originals of the certificates relating to the Pledged Shares.

(4)	The Guarantee duly executed by the Guarantor.

(5)	Each of the Trade Finance Documents duly executed by the Borrower.

(6)	A legal opinion in relation to the Loan Documents (other than the Trade Finance Documents) and the Borrower in form and substance acceptable to the Bank from Deacons.

(7)	A legal opinion in relation to the Guarantee and the Guarantor in form and substance acceptable to the Bank from lawyers in Bermuda.

(8)	A legal opinion in relation to the Share Pledge and PEWC (THAI) in form and substance acceptable to the Bank from lawyers in Thailand.

(9)	A legal opinion in relation to the Share Pledge and Singvale in form and substance acceptable to the Bank from lawyers in Singapore.

(10)	Evidence that any agent appointed by any of the Obligors to accept service of process on it pursuant to the Loan Documents has accepted its appointment.

(11)	Copies, certified by a director of the Borrower or, as the case may be, the Guarantor as true, complete and up-to-date, of the most recent consolidated and unconsolidated audited financial statements of the Borrower and its Subsidiaries and the Guarantor and its Subsidiaries.

(12)	Such other documents as the Bank may reasonably request.

Part 2
Conditions Subsequent (Clause 6(b))
(1)	Evidence satisfactory to the Bank that all Ing-Chiang Township’s shares or equity interests in Ningbo have been transferred to PRC Holdings, on or before 30 June, 2013.
(2)	Evidence satisfactory to the Bank that all Sigma Cable’s shares or equity interests in Ningbo have been transferred to PRC Holdings, on or before 30 June, 2012.
(3)	Evidence satisfactory to the Bank that all PRC Holdings’ shares or equity interests in Ningbo have been transferred to the Borrower and that the Borrower has thereupon become the sole beneficial shareholder or owner of Ningbo, on or before 30 June, 2013.
(4)	A Deed of Undertaking duly executed by Ningbo, on or before 30 June, 2013.

Schedule 3
Representations (Clause 18(a))
(1)	The Borrower represents to the Bank that:
(a) each of the Obligors is a company duly incorporated, registered and existing under the laws of its jurisdiction of incorporation and has full power, authority and legal right to own its assets and to carry on its business;
(b) each of the Obligors has the necessary corporate power to enter into, exercise its rights and observe its obligations, under the Loan Documents;
(c) all corporate and other action, conditions, consents, and things required under the laws of all relevant jurisdictions:
(i) to enable each Obligor lawfully to enter into, exercise its rights and observe its obligations under the Loan Documents;
(ii) to ensure that those obligations are legal, valid and enforceable in accordance with their terms; and
(iii) to make the Loan Documents admissible in evidence;
have been or, as the case may be, will on or before the first Advance Date be done, fulfilled, obtained and performed properly and truthfully in strict compliance with any applicable laws;
(d) subject to the qualifications contained in any legal opinion obtained by the Bank, each Loan Document constitutes (or when executed will constitute) the valid and binding obligations of each Obligor, enforceable in accordance with its respective terms;
(e) it is not necessary to ensure the legality, validity, enforceability, admissibility in evidence or priority of the Loan Documents that any of them be filed, recorded or enrolled with any court or authority anywhere save that the Borrower shall procure that particulars of the Share Pledge be entered on the register of mortgages and charges maintained at the registered office of each of the Pledgors and a copy of the register showing such entries shall be certified by a director of each of the Pledgors and filed at the Registry of Corporate Affairs of Singapore and Thailand (as the case may be);
(f) the entry into, the exercise of its rights, and the performance of or compliance with its obligations under the Loan Documents by each of the Obligors do not and will not:
(i) violate any law or directive to which it is subject;
(ii) contravene any consent, duty, instrument or agreement which is binding on it or on any of its assets;
(iii) violate its constitutional documents;
(iv) result in the existence of, or oblige it to create, any encumbrance over its assets (other than an encumbrance created by any Loan Document); or
(v) result in the acceleration of any of its indebtedness;

(g) no Obligor is in default under any law, directive, consent, agreement or obligation applicable to it which could have a material adverse effect on it;

(h) except as disclosed in writing to the Bank prior to the date of this Agreement no litigation, arbitration or administrative proceeding is current, pending or threatened:
(i) to restrain any Obligor from entering into, exercising its rights or observing its obligations under, the Loan Documents or which may otherwise adversely affect enforcement of any Loan Document; or

(ii) which has or could have a material adverse effect on any Obligor or on the validity or effectiveness of any Loan Document;
(i) all information supplied to the Bank in connection with each of the Obligors, Ningbo (and its acquisition), CTW and the Facility, including all financial statements, is, true, complete and accurate in all material respects, not misleading and does not omit material facts, and all reasonable enquiries have been made to verify the facts contained therein, and there are no other facts the omission of which would make any fact or statement therein misleading and any assumptions, forecasts or projections contained in such information were made fairly and honestly on reasonable grounds;

(j) no encumbrance exists over any of the assets of the Obligors other than those created or permitted under the Loan Documents or those arising by operation of law or any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances;

(k) the payment obligations of each of the Obligors under the Loan Documents are direct, general and unconditional obligations and, but for the encumbrances created under the Loan Documents, rank pari passu in all respects with all the other present and future unsecured and unsubordinated indebtedness and obligations (including contingent obligations) of the Obligors, except indebtedness and obligations mandatorily preferred by law;

(l) there is no tax applicable to any payment to be made by any Obligor pursuant to any Loan Document or to be imposed on or by virtue of the execution and delivery, performance or enforcement of any Loan Document;

(m) the audited consolidated and unconsolidated financial statements of the Borrower for the most recent financial period available, copies of which have been delivered to the Bank give a true and fair view of its financial condition and operations for the period indicated and as at the last date of that period;

(n) there has been no material adverse change in the ordinary course of its business or its financial standing since the date of the balance sheet in the financial statements referred to in paragraph (m);

(o) no Event of Default has occurred which has not been waived or remedied or will occur as a result of its entry into, and observing its obligations under, the Loan Documents.

(2)	Each of the above representations shall be deemed to be repeated on each Advance Date and the first day of each calendar month by reference to facts and circumstances then existing whilst the Bank has any obligations under this Agreement or any Liabilities remain unpaid.

Schedule 4
Borrower’s Covenants and Undertakings (Clause 18(b))
(1)	The Borrower shall keep and prepare its books of account and financial statements in accordance with the laws of Hong Kong and GAAP.

(2)	The Borrower shall deliver to the Bank:

(a) as soon as available, and in any event within 180 days after the end of each of its financial years beginning with 31 December 2009, copies of its audited (and, as appropriate, consolidated) accounts (in each case audited by an independent firm of accountants acceptable to the Bank) and the related directors’ and auditors’ reports for each financial year of the Borrower;

(b) with reasonable promptness, details of any material litigation, arbitration or administrative proceeding current or, to its knowledge, threatened by or against it;

(c) all such other information relating to its and each other Obligor’s financial condition and business as may be required by the Bank,.

(3)	The Borrower shall notify the Bank promptly of:

(a) the occurrence of a Potential Event of Default or an Event of Default;

(b) any amendment to its memorandum and/or articles of association (or other constitutional documents);

(c) any change to its authorized signatories under this Agreement and provide to the Bank specimen signatures of the new authorized signatories; and

(d) any factor which may inhibit, impair or delay the performance of its obligations under the Loan Documents, upon becoming aware of the same.

(4)	The Borrower undertakes and agrees with the Bank throughout the continuance of this Agreement and so long as any sum remains owing hereunder that:

(a) the Consolidated Tangible Net Worth shall not be less than US$50,000,000;

(b) the ratio of Consolidated Total Liabilities to Consolidated Net Worth shall not be more than 0.45 : 1; and

(c) the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth shall not be more than 0.6 : 1.

(5)	The Borrower undertakes and agrees with the Bank throughout the continuance of this Agreement and so long as any sum remains owing hereunder to maintain the ratio of the Liabilities to the Security Value at all time at not more than 0.65 : 1. If the ratio shall at any time exceed this level, it shall within three (3) Business Days of a demand by the Bank or such longer period as the Bank may agree, at the Borrower’s own cost, either:
(a)	procure that additional shares in CTW are provided as security to the Bank on the same or similar terms (determined by the Bank) to the Share Pledge; or

(b)	prepay without premium or penalty a part of the Loan in accordance with the provisions of this Agreement; or

(c)	with the consent of the Bank, procure that different assets (“Alternative Security”) are mortgaged , charged or, depending on the nature of the Alternative Security, made subject to an encumbrance of at least equal ranking and validity as the Share Pledge on such terms and conditions as the Bank may impose, to the intent that the ratio of the Liabilities to the amount of the Security Value shall return to not more than 0.65 : 1.

(6)	The Borrower shall obtain and maintain, or procure that there shall be obtained and maintained, all necessary licences, consents and authorizations in relation to the Facility and the Loan Documents and comply, and procure compliance by the other Obligors with, with all laws, regulations, rules and orders which are applicable to the Facility and the Loan Documents.

(7)	The Borrower will as and whenever the Bank so requires, permit the Bank and its representatives at reasonable times and on reasonable prior notice to inspect its and each other Obligor’s books of account and other accounting records and will cause its and their employees and accountants to cooperate and assist fully in connection with any such inspection or any meetings convened by the Bank in connection with or as a result thereof.

(8)	The Borrower further undertakes and agrees with the Bank that throughout the continuance of this Agreement and so long as any sum remains owing hereunder:-
(a)	it shall not create or permit to subsist any encumbrance over any of its assets other than the Permitted Encumbrance;

(b)	it shall not to sell, transfer, assign or dispose of the whole or a part of any of its assets other than the Permitted Disposals, without the Bank’s prior written consent;

(c)	there shall be no material change to the general nature of its business from that carried on at the date of this Agreement; and

(d)	it shall remain a direct wholly-owned Subsidiary of PRC Holdings.
(9)	The Borrower further undertakes to procure that Sigma Cable does not demand repayment of its loans provided to Ningbo without the written consent of the Bank.

Schedule 5
Events of Default (Clause 19)
(1)	If any Obligor does not pay in the manner provided in the Loan Documents any sum payable thereunder when due.

(2)	If any representation, warranty, undertaking or statement by any Obligor in any Loan Document or in any document delivered thereunder is not complied with or is or proves to have been incorrect in any respect when made or in any material respect when repeated or deemed to be repeated pursuant to any such Loan Document.

(3)	If any Obligor fails duly to perform any of its other obligations or to observe any of the terms and conditions imposed on it by any Loan Document and such failure is not capable of remedy or, if remediable, has not been remedied within 3 days after notice from the Bank requiring its remedy.

(4)	If any indebtedness of any Obligor (other than in respect of Liabilities):
(i)	is not paid when due or within any applicable grace period in any agreement relating to that indebtedness; or

(ii)	becomes due and payable before its normal or anticipated maturity by reason of a default or event of default, however described; or

(iii)	which is in respect of a guarantee, becomes actual indebtedness and such actual indebtedness is not paid or discharged within 7 days.
(5)	The occurrence of any event or circumstance set out in Clause 10 of the Trade Financing General Agreement.

(6)	If any Obligor becomes bankrupt, insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or ceases or threatens to cease to carry on its business or any material part of its business, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of its indebtedness (or of any part of its indebtedness which it will or might otherwise be unable to pay when due) or proposes or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or any material part of its indebtedness.

(7)	If a distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of any Obligor and is not discharged within 7 days provided that days during which the same, having been contested in good faith, is stayed shall not be counted for this purpose.

(8)	If any present or future security on or over the assets of any Obligor becomes enforceable, or any step (including the taking of possession or the appointment of a receiver, manager or similar officer) is taken to enforce that security, provided that any period during which any such action is being contested in good faith shall be disregarded for the purposes of this Paragraph.

(9)	If any action is taken by any person for the dissolution, winding up or bankruptcy of any Obligor, except for the purpose of and followed by a reconstruction, amalgamation or reorganisation on terms previously approved by the Bank.

(10)	If any action or condition (including the obtaining of any necessary consent) required at any time to be taken or fulfilled in order to ensure that each of the Loan Documents is legal, valid and enforceable in all respects is not taken, or fulfilled or any such consent ceases to be in full force and effect without modification or any condition in or relating to any such consent is not complied with.

(11)	If it is or will become unlawful for any Obligor to perform or comply with any one or more of its obligations under the Loan Documents or any such obligation is not or ceases to be enforceable.

(12)	If the obligations of any Obligor under the Loan Documents are not (or are claimed by any Obligor not to be) in full force and effect or if the Guarantee is terminated whether pursuant to Clause 10 thereof or otherwise.

(13)	If any action or proceeding of or before any court or authority shall be commenced (and not withdrawn or dismissed within a period of 28 days after its commencement) to enjoin or restrain the performance of and compliance with any obligation expressed to be assumed by any Obligor in the Loan Documents or in any manner to question the right and power of any Obligor to enter into, exercise its rights under and perform and comply with any obligation expressed to be assumed by it in the Loan Documents or the legality, validity or enforceability of the Loan Documents.

(14)	If there occurs, in the opinion of the Bank (acting reasonably), any event or circumstance having a material adverse effect upon any Obligor.

(15)	Without prejudice to any other provision of this Schedule 5, any of the conditions specified in Clause 6(b) and Part 2, Schedule 2 is not satisfied within the time period specified in Part 2, Schedule 2 applicable to each such condition.

Schedule 6
Notice of Drawing (Clause 7(a))

From	:	Crown Century Holdings Limited

To	:	Bangkok Bank Public Company Limited, Hong Kong Branch

Attention	:	[ ]
[•], 20[ ]
Dear Sirs,
US$14,000,000 Term Loan Facility Agreement dated [           ] (“Agreement”)
1. Terms and expressions defined in the Agreement have the same meanings in this notice.
2. We hereby give you irrevocable notice that we wish to draw an Advance under the Facility on the following terms:

Amount:	US$[Note (1)].

Type of Facility:	[Tranche A Specific / Tranche A General / Tranche B Specific / Tranche B General] [Note (2)]

Proposed Advance Date:	[Note (3)] or, if that is not a Business Day, on the next succeeding Business Day.

[First Advance Interest Period:	[Note (4)].]

or

[Subsequent Advances:	Interest Period to end on the last day of the then current Interest Period in respect of the balance of the Loan.]
3. Please pay the Loan into our account with [Note (5)] number [Note (5)], at [Note (5)].
[4. Please find enclosed certified copies of the invoices for the construction costs / machinery / equipment of Ningbo to be financed by this Advance.] [Note (6)]

For and on behalf of Crown Century Holdings Limited
Authorised Signatory

Notes:

(1)	Insert amount

(2)	Delete as appropriate

(3)	Insert Advance Date

(4)	Insert Interest Period of one/two/three month(s)

(5)	Complete as appropriate

(6)	For Tranche A Specific and Tranche B Specific only — delete as appropriate